EXHIBIT G



          SECURITIES AND EXCHANGE COMMISSION
          (Release No. 35-      ; 70-      )

          GENERAL PUBLIC UTILITIES CORPORATION, et al.



                    GENERAL  PUBLIC  UTILITIES  CORPORATION, 100  Interpace

          Parkway, Parsippany, New Jersey 07054, a Pennsylvania corporation and  registered holding  company  ("GPU"), and  its subsidiaries,

          JERSEY  CENTRAL  POWER  &  LIGHT  COMPANY,  300  Madison  Avenue,

          Morristown,  New  Jersey  07962  ("JCP&L"),  METROPOLITAN  EDISON

          COMPANY, P.O. Box 16001,  Reading, Pennsylvania 19640 ("Met-Ed"),

          PENNSYLVANIA  ELECTRIC   COMPANY,   P.O.  Box   16001,   Reading,

          Pennsylvania 19640 ("Penelec"), and ENERGY INITIATIVES, INC., One

          Upper  Pond Road,  Parsippany, New  Jersey 07054  ("EI"; together with GPU, JCP&L, Met-Ed and Penelec, the "ENCON Applicants"), and

          GPU SERVICE CORPORATION,  100 Interpace Parkway,  Parsippany, New

          Jersey  07054 ("GPUSC"),  have filed  an Application  pursuant to

          Sections  9(a), 10 and 12  of the Public  Utility Holding Company

          Act of 1935 (the "Act") and Rules 90 and 91 thereunder.

                    The ENCON Applicants  believe that  there are  business

          opportunities that they may wish to pursue in connection with the provision  of energy-related  engineering  services, as  well  as technical and analytical  consulting services in  connection with

          energy-related  matters.   Such  activities may  also entail  the

          marketing,  installation, operation  and  maintenance of  various products  and systems,and  ancillary  services  related  thereto,

          designed  to implement  the energy  solutions recommended  in the


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          course  of  providing  the engineering  and  consulting  services

          (collectively,  these   services  are   referred  to   as  "ENCON

          Services").

                    JCP&L is  already engaged  in the provision  of certain

          ENCON Services to its own  electric utility customers within  its

          service  territory as  part  of  its  utility  business.    These

          existing activities relate to  what JCP&L calls conditioned power services,  which are designed to prevent, control or mitigate the

          adverse   effects   of   power  disturbances,   disruptions   and

          limitations  on  a    customer's electrical  system,  along  with

          fluctuations in power levels,  so as to ensure the  power quality required by the customer and, in particular, the  customer's more sensitive electronic equipment.  Met-Ed and Penelec  also provide

          conditioned  power  services  to   their  own  electric   utility

          customers within their respective  service territories as part of

          their utility business.            The   ENCON   Applicants   now

          propose  (1)  to  expand  the  scope  of  their  engineering  and consulting services  beyond conditioned  power services so  as to encompass other  energy-related matters  and (2) to  provide such

          ENCON  Services both  within  and beyond  the  boundaries of  the service territories of JCP&L, Met-Ed and Penelec.

                    One  or more of the  ENCON Applicants have been engaged

          in discussions  with  non-affiliated engineering  and  consulting companies (each,  an "ENCONCo") which  are already active  in the business  of providing such  engineering and  consulting services and the  marketing of related products  (collectively, the "ENCON

          Business").   One  or more  the ENCON  Applicants may  acquire an

          interest  in  the ENCON  Business  either  directly, through  the

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          acquisition  of  securities  of  an  ENCONCo  or  otherwise,  or,

          alternatively,   through   new   wholly-owned   or   partly-owned

          subsidiary  compan(ies) thereof,  to be  formed (each,  an "ENCON

          Subsidiary"), or, subject to negotiation of acceptable commercial terms with an ENCONCo,  through a joint venture involving  any of the  foregoing and an ENCONCo  or an ENCONCo  affiliate (each, an

          "ENCON JV").  Notwithstanding the foregoing, GPU will not acquire a  direct interest in the  ENCON Business other  than through the acquisition of securities of an ENCONCo.

                    The ENCON Applicants therefore propose to (1) engage in

          the ENCON Business  as aforesaid, and (2)  acquire the securities of an ENCONCo  or one or more ENCON  Subsidiaries or, directly or indirectly, one or more ENCON JVs.

                    It is also requested  that the Commission authorize the

          provision of  goods and services  relating to the  ENCON Business

          (1) to JCP&L, Met-Ed and Penelec  by EI or any ENCON Subsidiaries

          or ENCON JVs and (2)  to any ENCON Subsidiaries and ENCON  JVs by

          GPUSC, all of which goods  and services will be provided  at cost

          in  compliance with  Rules 90  and 91  under the  Act.   For this

          purpose, each ENCON Applicant, ENCON Subsidiary and ENCON JV will

          maintain  separate   financial  records  relating  to  the  ENCON

          Business.

                    It is  presently expected that the  aggregate amount of

          the ENCON Applicants' investment  in the ENCON Business will  not exceed $25 million through December 31, 1998.

                    The   authorization  requested  with   respect  to  the

          acquisition of securities of an ENCONCo or any ENCON Subsidiaries or ENCON JVs shall expire upon the first to occur of (i) December

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          31, 1998 and (ii) the adoption by the Commission of proposed Rule

          58  (HCAR  No.  35-26313, June  20,  1995)  or  such other  rule,

          regulation or order as shall exempt the transactions  as proposed from Section 9(a) of the Act.

                    The   Application  and   any  amendments   thereto  are

          available for public  inspection through the  Commission's Office

          of Public Reference.   Interested persons  wishing to comment  or

          request a hearing should  submit their views in writing  by April

          1,  1996 to  the Secretary,  Securities and  Exchange Commission,

          Washington, D.C. 20549, and serve a copy on the applicants at the addresses specified above.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed  with

          the   request.    Any  request   for  a  hearing  shall  identify

          specifically  the issues of  fact or  law that  are disputed.   A

          person  who so  requests  will be  notified  of any  hearing,  if ordered, and will receive a copy of any notice or order issued in this matter.  After said date, the Declaration, as  amended or as it may be further amended, may be granted.

                    For  the  Commission,  by  the  Division  of Investment

          Management, pursuant to delegated authority.



                                        Jonathan G. Katz
                                        Secretary












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